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                                                                  Exhibit 10(vi)

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF CONNECTICUT
                              BRIDGEPORT DIVISION

IN RE:                                                        CHAPTER 11

                                       )
POWER DESIGNS, INC. AND                )     CASE NOS. 98-50117
PDIXF ACQUISITION CORPORATION          )               98-50118
                                       )   JOINTLY ADMINISTERED
                                       )
DEBTORS-IN-POSSESSION                  )

                      FOURTH AMENDED PLAN OF REORGANIZATION FOR
                POWER DESIGNS, INC. AND PDIXF ACQUISITION CORPORATION



1.   INTRODUCTION

     This Plan is the proposal of PDI and PDIXF to their Creditors and the holders of Equity Interests. The Plan is the product of discussions with the Debtors' senior secured creditor, Inverness, and with the PDI and PDIXF creditor's committees, all of which have agreed to support the Plan. The Plan undertakes to resolve all secured claims, administrative claims, priority claims, unsecured claims and equity interests. The Debtors believe that the distributions to be made pursuant to the terms of this Plan will produce for Creditors not less than they would receive if the Debtors' cases were converted to cases under Chapter 7 of the Code, the Debtors' assets liquidated and appropriate distributions therein were made as required by the Code.


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2.   DEFINITIONS

     The following terms, when used in this Plan shall, unless the context otherwise requires, have the following meanings:

     2.1 ADMINISTRATIVE CLAIM. Means a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Code and referred to in
Section 507(a)(1) of the Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of the Chapter 11 cases of preserving the estate and operating the business of the Debtors, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Section 330(a) or 331 of the Code, and all fees and charges assessed against the estates under Chapter 123 of Title 28, United States Code.

     2.2 ALLOWED. When used in connection with any type of "Claim" or "Equity Interest", means: (a) a Claim or Equity Interest, proof of which was timely filed pursuant to the Orders of the Bankruptcy Court establishing the applicable "bar dates" for the filing of Claims against the Debtors, and, as to which no timely objection to allowance has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to any such timely objection a Final Order of allowance has been entered; (b) a Claim or Equity Interest allowed by a


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Final Order; (c) a Claim or Equity Interest listed in either of the Debtor's
Schedules filed in connection with the Chapter 11 Cases and not identified as contingent, unliquidated or disputed; (d) a Claim or Equity Interest which is fixed and agreed to in amount in writing between the Debtors and any Claimant and allowed by a Final Order or (e) any Claim which is deemed an Allowed Claim pursuant to the provisions of this Plan.

     2.3 ALLOWED EMPLOYEE PRIORITY CLAIMS. Means an Allowed Claim of a current or former employee of either of the Debtors which is entitled to the priority in payment under Section 507(a)(3) and (4) of the Code. Any Allowed Claim of a current or former employee not entitled to priority in payment under Section 507(a)(3) and (4) of the Code shall be considered an Allowed Unsecured Claim.

     2.4 ALLOWED SECURED CLAIM OF INVERNESS. Means the Allowed Secured Claim of Inverness in the amount of $1,800,000.

     2.5 ALLOWED SECURED CLAIM. Means an Allowed Claim arising on or before the Petition Date (January 22, 1998) that is secured by a valid Lien on property of either of the Debtors which is not void or voidable under any state or federal law, including any provision of the Code or an Allowed Claim for which the holder asserts a setoff under Section 553 of the Code, to the extent of the value (which is either agreed to by either of the Debtor pursuant to this Plan, or in the absence of an agreement, has been determined in


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accordance with Section 506(a) or 1111(b) of the Code) of the interest of the holder of such Allowed Claim in either of the Debtors property, or an Allowed Claim that is treated as an Allowed Secured Claim pursuant to this Plan. That portion of such Allowed Claim exceeding the value of security held therefor shall be an Allowed Unsecured Claim.

     2.6 ALLOWED UNSECURED CLAIM. Means an Allowed Claim which is not an Allowed Secured Claim, an Allowed Employee Priority Claim or a Priority Tax Claim.

     2.7 BANKRUPTCY COURT. Means the United States Bankruptcy Court for the District of Connecticut, or such other Court as may hereafter have jurisdiction over the Debtors' pending bankruptcy cases.

     2.8 BRIDGE NOTEHOLDERS means the holders of the Subordinated Bridge Notes, including Raymond Joslin ($200,000), David Hale Smith II Charitable Remainder Trust ($50,000), Interim Advantage Fund ($50,000), Bruce MacDonald ($300,000), Ian R. Kahn ($25,000), Dr. Justin Wernick ($40,000), Edward Benjamin MD Money Purchase Pension Plan ($67,000), Dr. Edward Benjamin ($246,500), Alan N. Parnes ($50,000), Lee H. Silverstein ($25,000), Tri Ventures ($50,000), Alan Napack ($50,000), Michael Zuckerman and Hillary Davis ($50,000), Crescent Capital Company LLC ($50,000), Steven Grapstein ($100,000), Ray Ingleby ($100,000), Marshall Manley ($100,000),


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Curran Partners (($100,000), John D. Shepherd ($100,000), and Phyllis and
Howard Silverman ($200,000) or their respective assignees.

     2.9 CASH. Means currency of the United States of America, or checks payable in immediately available funds of such currency.

     2.10 CLAIM. Has the meaning set forth in Section 101(5) of the Code.

     2.11 CLASS. Means Claims or Equity Interests which are substantially similar to the other Claims or Equity Interests in such Class as classified pursuant to the Plan.

     2.12 CODE. Means the United States Bankruptcy Code, 11 U.S.C. Sections 101 ET SEQ., and all amendments thereto which are applicable to the case.

     2.13 CONFIRMATION. Means the entry by the Bankruptcy Court of an order confirming the Plan in accordance with Chapter 11 of the Code.

     2.14 CONFIRMATION ORDER. Means the order entered by the Bankruptcy Court confirming the Plan in accordance with Chapter 11 of the Code.

     2.15 CONSUMMATION. Means the accomplishments of all things provided for in this Plan to occur on the Effective Date.

     2.16 DEBTORS OR DEBTORS IN POSSESSION. Means PDI and its wholly-owned subsidiary, PDIXF.


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     2.17 DIRECTOR LOANHOLDERS. Means the loans made by certain PDI directors or related companies during October and December, 1997, including Equitas
($50,000), Robert Sparacino ($213,000), Bril Profit Sharing Plan ($25,000), and Bril Money Purchase Plan ($25,000).

     2.18 DISALLOWED CLAIM. Means any Claim or portion thereof:

          (a) which is scheduled or proof of which is filed and an objection thereto has been sustained by a Final Order; or

          (b) which is scheduled as disputed, contingent or unliquidated and as to which either (i) no proof of claim has been timely filed, or (ii) proof of which has been timely filed and an objection thereto has been sustained by a Final Order.

     2.19 DISPUTED CLAIM. Means any Claim which is scheduled or proof of which is filed and against which an objection to the allowance thereof has been interposed, which objection has not been determined by a Final Order, except for any Claim which is deemed an Allowed Claim by the provisions of this Plan.

     2.20 EFFECTIVE DATE. Means the first business day occurring after the 20th day after the entry of the Confirmation Order or as such other date that the Bankruptcy Court shall set forth in the Confirmation Order.


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     2.21 EQUITY INTEREST(S). Means the issued and outstanding common stock of
PDI and any warrants, options or other contract to purchase or acquire such common stock as of the Petition Date.

     2.22 FINAL ORDER. Means an order or judgment of the Bankruptcy Court which has not been reversed or stayed as modified or amended, as to which no appeal is pending, and as to which the time to appeal and to seek to appeal has expired.

     2.23 HAYES. Means Hayes Corporation f/k/a Access Beyond, Inc. as successor in interest to Access Beyond, Inc., RDCAN Corp. (formerly Technipower, Inc.) and Intist (formerly Constant Power, Inc.), which holds a Disputed Claim against the Debtor that is unsecured within the meaning of Code Section 506.

     2.24 INVERNESS PERCENTAGE. Means that percentage equal to 49.9%.

     2.25 INVERNESS SECURED NOTE. Means that certain Secured Promissory Note in the original principal amount equal to $1,800,000.00. The Inverness Secured Note shall have a two year term commencing with the Effective Date and shall provide for monthly payments of interest only at the rate of 10% per annum for each month during the term thereof with payment in full on the second anniversary of the Effective Date. The Inverness Secured Note shall be secured by Lien upon all of the assets of Reorganized PDI


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provided such Lien shall be junior and subordinate only to the Lien authorized herein to secure the Working Capital Note.

     2.26 LIEN. Means any charge against or interest in property to secure payment of a debt or performance of an obligation and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust and statutory lien as defined in Section 101 of the Code.

     2.27 NOTEHOLDERS. Means the holders of the Subordinated Notes including Equitas L.P. ($700,000), Lois Horn ($140,000), Antoinette Rose ($160,000),
Thomas O'Grady ($29,215.38), Davis H. Smith, II ($29,215.38), Dennis and Terri Nesta ($16,000), and Bruce MacDonald ($12,984.62) or their respective assignees.

     2.28 PDI. Means Power Designs, Inc., a Delaware corporation and the debtor in Case No. 98-50117.

     2.29 PDIXF. Means PDIXF Acquisition Corporation, a New York corporation and the debtor in Case No. 98-50118.

     2.30 PETITION DATE. Means January 22, 1998, the date on which the Debtors filed their petitions commencing their respective Chapter 11 cases.

     2.31 PLAN. Means this Plan of Reorganization for Power Designs, Inc. and PDIXF Acquisition Corporation, as may be amended from time to time.


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     2.32 PRIORITY TAX CLAIM. Means an Allowed Claim which is entitled to priority pursuant to Section 507(a)(8) of the Code.

     2.33 PRO RATA SHARE. Means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, calculated in accordance with the provisions of this Plan.

     2.34 REORGANIZED PDI. Means Power Designs, Inc., a Delaware corporation on and after the Effective Date.

     2.35 REORGANIZED PDI COMMON STOCK. Means 2,000,000 shares of the common stock of Reorganized PDI to be issued pursuant to this Plan.

     2.36 SUBORDINATED BRIDGE NOTES. Means those certain Subordinated Promissory Notes of PDI in the allowed aggregate original principal amount of $1,953,500.00 and bearing interest at the rate of 10% per annum, as listed in Section 2.8 hereof.

     2.37 SUBORDINATED NOTES. Means those certain Subordinated Promissory Notes of PDI dated October 9, 1996 in the allowed aggregate original principal amount of $1,087,415.38 as listed in Section 2.28 hereof.

     2.38 WORKING CAPITAL NOTE. Means that certain Revolving Credit Agreement in the original principal amount of up to $800,000. The Working Capital Note shall bear


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interest at the best rate available to Reorganized PDI on the Effective
Date. The Working Capital Note may be secured by a first Lien on all of Reorganized PDI's assets.

3.   ADMINISTRATIVE AND TAX PRIORITY CLAIMS

     3.1 ADMINISTRATIVE CLAIMS. All post-petition payables and other ordinary course expenses will be paid in the ordinary course of business as agreed between the respective vendors and the Debtors and/or Reorganized PDI. Except for the State of Connecticut Deparmtent of Labor, all other Administrative Claims filed prior to Confirmation, other than claims of professionals, unless objected to by the Effective Date, which have not been paid prior to the Effective Date shall be paid in full in Cash on the Effective Date (or, if later, the date on which any such Administrative Claim is allowed by a Final Order of the Bankruptcy Court), or upon such terms as otherwise agreed between the Debtors and the holder of such Administrative Claim. . Administrative Claims include claims of professionals employed by order of the Bankruptcy Court, all post-petition financing of the Debtors approved by the Court prior to Confirmation (with all accrued interest), certain post-petition employee claims and any unpaid fees due under 28 U.S.C. Section 1930. Administrative claims of the State of Connecticut Deparmtent of Labor for post-petition taxes arising out of the 1998 and 2000 Unemployment Tax Bond Assessments shall be paid in accordance with an agreement at the rate of $2,500 per month until paid in full.


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Professionals employed pursuant to Sections 327 and 1102 of the Bankruptcy Code, and any other person who may be entitled to reimbursement of expenses or allowance of fees pursuant to Sections 503(b)(2) through 503(b)(6) of the Code, shall file final applications for allowance and payment of compensation and expenses not later than twenty (20) days after the Effective Date. Each such professional or person shall be paid, in Cash, the full amount awarded to such professional or person by the Bankruptcy Court after notice and a hearing, within 10 days after the date on which an Order allowing such claims, fees and/or disbursements becomes a Final Order.

3.2  PRIORITY TAX CLAIMS.

     (a) The Allowed Priority Tax Claim of the Internal Revenue Service shall be paid in the amount and manner provided in EXHIBIT 3.2 and shall be governed by the terms and conditions set forth in EXHIBIT 3.2, which is attached hereto and made a part hereof and which is incorporated herein by reference as if set forth in full in this Section 3.2.

     (b) The Allowed Priority Tax Claim filed by the Commissioner of Labor, Unemployment Tax Division of the Department of Labor of the State of Connecticut, in the amount of $4,799.21, shall bear interest at a rate of 7% per annum from the Effective Date and shall be paid in full in equal monthly installments of principal and interest,


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commencing one month following the Effective Date and continuing in one-month intervals, such that each payment is made one month after the immediately preceding payment, until November, 2003.

     (c) All other Allowed Priority Tax Claims, if any, shall be paid by Reorganized PDI in its sole discretion in Cash and in full on the Effective Date or in equal quarterly payments beginning on April 1, 2000 and continuing thereafter for twenty (20) additional quarters (payments shall be made on January 1, April 1, July 1 and October 1). The deferred payments on such Allowed Priority Tax Claims shall bear interest at the rate of seven (7%) percent per annum. The Debtors are not aware of any significant Allowed Priority Tax Claims other than the Allowed Priority Tax Claim of the Internal Revenue Service and the Allowed Priority Tax Claim of the Department of Labor of the State of Connecticut. Other than the Claim of the Internal Revenue Service, Claims asserted by various taxing authorities for periods prior to PDI's first bankruptcy proceeding are not considered Allowed Priority Tax Claims but shall, upon Confirmation, be conclusively deemed Allowed Unsecured Claims and will be treated as Allowed Unsecured Claims.


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4.   DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

     All Claims against and Equity Interests in the Debtors, of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from transactions with either of the Debtors and all equity interests arising from the ownership of the stock of either of the Debtors, whether resulting in an Allowed Claim or not, shall be bound by the provisions of this Plan. The Claims and Equity Interests are classified as follows:

     4.1  CLASS 1.  The Allowed Secured Claims of Inverness.
          CLASS 1A. Allowed Secured Claim of Inverness against PDI. CLASS 1B. Allowed Secured Claim of Inverness against PDIXF.

     4.2  CLASS 2.  The Allowed Claims of Hayes.
          CLASS 2A. The Allowed Claim of Hayes against PDI.
          CLASS 2B. The Allowed Claim of Hayes against PDIXF.

     4.3  CLASS 3.  Allowed Employee Priority Claims.

     4.4  CLASS 4.  Allowed Unsecured Claims.
          CLASS 4A. Allowed Unsecured Claims against PDI.
          CLASS 4B. Allowed Unsecured Claims against PDIXF

     4.5  CLASS 5.  Allowed Equity Interests in PDI.

     4.6  CLASS 6.  Allowed Equity Interest in PDIXF.


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5.   IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS

     5.1 IMPAIRED CLASSES OF CLAIMS. All Classes of Claims are impaired under the Plan.

     5.2 IMPAIRED CLASSES OF EQUITY INTERESTS. All Classes of Equity Interests are impaired.

     5.3 IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or of Equity Interests, are impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversies.

     5.4 SPECIAL NOTE CONCERNING VOTING ON PLAN. Each subclass will be considered a separate class for voting purposes. For example, Class 4A and Class 4B will be considered separate and distinct classes for voting purposes.

6.   TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

     6.1 CLASS 1 (INCLUDING CLASS 1A AND CLASS 1B). On the Effective Date, Inverness shall receive in satisfaction of its Allowed Secured Claims the following:

         a) the Inverness Secured Note; and

         b) that number of shares of Reorganized PDI Common Stock equal to 2,000,000 x .489.

After expiration of the one hundred and eighty day period set forth in
Section 10.4a,


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Inverness shall return its share certificate and shall receive a new share certificate representing that number of shares equal to the number of shares of Reorganized PDI Common Stock still outstanding (not including shares of stock returned by Inverness) multiplied by .996 so that the shares of stocks held by Inverness plus 20,000 share of stock shall equal 49.9% of the issued and outstanding shares of Reorganized PDI common stock.

     6.2 CLASS 2 (INCLUDING CLASS 2A AND 2B). On the Effective Date, all claims of Hayes shall be deemed settled, compromised and allowed in the amount of $150,000.00 and Hayes shall receive in satisfaction of its claims the following:
(a) the Hayes Unsecured Note in a principal amount of $150,000.00, with a two year term, with interest-only payable until maturity at an interest rate of 10% per annum, which shall be subordinate to the Working Capital Note and the Inverness Secured Note, and (b) shares of Reorganized PDI Common Stock, the number of said Shares to be determined by the inclusion of Hayes in Class 4A, with an imputed Allowed Claim in said Class of $150,000.00, solely for purposes of determining the number of shares but not for purposes of the conditional payment referred to in Section 6.4 of the Plan.

     6.3 CLASS 3. Except as set forth hereinafter in this Section 6.3, holders of Allowed Employee Priority Claims shall receive the full amount of their Allowed Employee Priority Claims in eight (8) equal monthly payments, together with interest at


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the rate of seven (7%) percent per annum. The Allowed Employee Priority Claim filed by the Commissioner of Labor of the State of Connecticut in the amount of $18,040.93 shall be paid in cash in full within ten (10) days after the Effective Date to the extent, if any, not already paid.

     6.4 CLASS 4 (INCLUDING CLASS 4A AND CLASS 4B). Subject to Section 10.2 of the Plan, on the Effective Date, (i) the holders of Allowed Claims in Class 4A shall receive their Pro Rata Share of that number of shares of Reorganized PDI Common Stock equal to 50.1% of 2,000,000 and, except with respect to Hayes, an annual conditional payment equal to 10% of one-half of the face amount of their Allowed Claims, payable (without interest) only to the extent that Reorganized PDI's free cash flow (net income, plus depreciation, plus amortization, less capital expenses) is greater than $400,000.00 in any fiscal year unless there is a payment default on the Inverness Secured Note, in which event the conditional payment may not be made until the default is cured. For purposes hereof, "capital expenses" shall not be deemed to include the purchase of any equipment that involves either lease or other purchase financing for which the Company's cash flow is only reduced by future monthly payments. If Reorganized PDI's free cash flow in excess of $400,000 in any fiscal year is insufficient to make the conditional payment, then such conditional payment shall be accrued. No conditional payment or accrual, however, shall


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occur within six months after the Effective Date, nor shall a conditional payment amount ever be accrued which exceeds 20% of one-half of the face amount of such Allowed Claims. To the extent that the accrued conditional payment would exceed 20% of one-half of the face amount of such Allowed Claims, entitlement to such amount shall be waived. The terms and conditions of the conditional payment and its termination events are more fully set forth on EXHIBIT 6.4A, attached hereto and made a part hereof ("Conditional Distribution Agreement"); and ii) on the Effective Date, the holders of Allowed Claims in Class 4B shall receive 5% of the amount of their Allowed Claims in complete and full satisfaction of their claims.

     Confirmation of this Plan and the issuance of Class 4A Stock to holders of Allowed Claims in Class 4A as provided herein shall be deemed consent to the terms and conditions of the Conditional Distribution Agreement attached hereto, which Conditional Distribution Agreement shall immediately become effective upon the Effective Date hereof without the need for execution thereof by any or all of the parties thereto and without the need for any further action with respect thereto.

     6.5 CLASS 5. All Equity Interests in Power Design, Inc. shall be deemed cancelled as of the Effective Date and holders of such Equity Interests shall not receive any distribution on account of such Equity Interests.


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     6.6 CLASS 6. All Equity Interests in PDIXF Acquisition Corporation shall be deemed cancelled as of the Effective Date and holders of such Equity Interests shall not receive any distribution on account of such Equity Interests.

7.   PROVISIONS RELATING TO CORPORATE STRUCTURE OF REORGANIZED PDI

     7.1 MERGER. On the Effective Date, PDIXF shall be authorized to merge, and shall merge, into PDI which shall be the corporation surviving the merger ("MERGER"). The name of the surviving corporation shall be Power Designs Inc., or such other name as may be selected by the Debtors on or before the Confirmation Date. The Merger shall be in accordance with the applicable laws of the States of New York and Delaware (except as may be affected by this Plan or by bankruptcy law), this Plan and that certain Plan and Agreement of Merger substantially attached hereto as EXHIBIT 7.1 and made a part hereof. Confirmation of this Plan shall be deemed consent by all parties to the Plan and Agreement of Merger to the terms thereof without necessitating any further action with respect to same.

     7.2 PROHIBITION AGAINST THE ISSUANCE OF NON-VOTING EQUITY SECURITIES. On the Effective Date, the Certificate of Incorporation of Reorganized PDI will be amended to include, among other things, provisions prohibiting the issuance of non-voting equity securities, increasing the number of authorized shares and authorizing the Board to issue


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shares and to designate classes of preferred stock with such rights and privileges as the Board may determine ("Amended Certificate"). The Amended Certificate shall be in form substantially as attached hereto as EXHIBIT 7.2 and made a part hereof.

     7.3 NEW BOARD OF DIRECTORS. On the Effective Date, all directors of PDI then remaining in office shall be deemed to have resigned. The new Board thereupon will be reconstituted to consist of seven members and shall consist, upon the effectiveness of the Merger, of the designees set forth below. The fact that any designee has or has had a business relationship with PDI shall not, in and of itself, disqualify the selection of that person to be a member of the initial board. Notwithstanding anything to the contrary in the Certificate of Incorporation or By-laws or Delaware law, but subject to the terms of that certain Shareholders Agreement defined below, the initial board of directors of Reorganized PDI shall serve for a period of not more than two years following the Effective Date. Any vacancies arising on the board prior to the expiration of two years following the Effective Date, shall be filled by the same designee group that initially appointed the board member whose position was being vacated, all in accordance with the Shareholders Agreement. Thereafter, the board of directors of Reorganized PDI shall be elected in accordance with the Amended Certificate and Delaware law, provided, however,


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that during the term of the Shareholders Agreement, the number of directors can only be increased upon the unanimous consent of all directors.

        MANAGEMENT DESIGNEE.

        (1) Initially, Melvin Becker Vice President of Operations until a Chief Executive Officer ("CEO") is retained by Reorganized PDI and thereafter the CEO shall be the Management Designee.

        INVERNESS DESIGNEES.

        (2) Two persons designated by Inverness.

        NOTEHOLDERS' DESIGNEE.

        (1) Shannon LeRoy.

        BRIDGE NOTEHOLDERS' DESIGNEES.

        (2) Raymond E. Joslin and Robert Dorfman.

        DIRECTOR LOANHOLDERS' DESIGNEE.

        (1) Robert Sparacino.

     A shareholders voting agreement in form as set forth on EXHIBIT 7.3 attached hereto and made a part hereof ("Shareholders Agreement") will require each to vote their shares to elect as a director the designee(s) of each party to the Shareholders Agreement. Confirmation of the Plan shall be deemed consent to the terms of the Shareholders


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Agreement attached hereto and such Shareholders Agreement shall immediately become effective upon the Effective Date hereof without the need for execution thereof by any or all of the parties thereto and without the need for any further action with respect thereto.

     7.4 POST CONFIRMATION MANAGEMENT. Anthony Intino serving as Chief Financial Officer & General Manager and Melvin Becker as Vice President of Operation and Secretary shall continue to serve as the senior management of Reorganized PDI until such time as the Board retains a permanent Chief Executive or Operating Officer and a Chief Financial Officer.

     7.5 REORGANIZED PDI COMMON STOCK. The Reorganized PDI Common Stock will be issued as of the Effective Date. As of the Effective Date, there shall be 2,000,000 issued and outstanding shares of Reorganized Common Stock, $0.01 par value per share. Each share of Reorganized PDI Common Stock shall be entitled to one vote with respect to all elections and matters.

     7.6 DIVIDENDS; LIQUIDATION. All shares of Reorganized PDI Common Stock will be entitled: (a) to share equally in dividends from funds legally available therefor when, as, and if declared by the Board; and (b) to share equally in the assets available for distribution to shareholders upon liquidation or dissolution of Reorganized PDI, whether voluntary or involuntary. Holders of the Reorganized PDI Common Stock shall have no


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preemptive rights to acquire shares of Reorganized PDI Common Stock except as set forth in the Shareholders Agreement. Shares of the Reorganized PDI Common Stock, when issued, will be deemed duly and validly issued, fully-paid and nonassessable.

     7.7 EXEMPTION FROM REGISTRATION. Pursuant to Section 1145 of the Code, all Reorganized PDI Common Stock issued under the Plan will be exempt from state and federal laws requiring registration of securities. Except with respect to a person that is an "underwriter" within the meaning of Section 1145 of the Bankruptcy Code, the distribution of Reorganized PDI Common Stock will be deemed to be a "public offering" which is not subject to the registration or prospectus delivery requirements contained in Section 5 of the Securities Act of 1933, as amended ("SECURITIES ACT").

     7.8 RESTRICTIONS ON TRANSFER OF REORGANIZED PDI COMMON STOCK. The Reorganized PDI Certificate of Incorporation will be amended to reflect certain restrictions on the transfer of Reorganized PDI Common Stock. The Amended Certificate of Incorporation will provide that no person or entity may acquire any shares of capital stock of Reorganized PDI, other than pursuant to this Plan, if, at the date of such acquisition, such person or entity is, or would be after giving effect to any such proposed acquisition, either directly, indirectly or by attribution, either (a) one of the 10 largest holders of Reorganized PDI capital stock, or (b) a holder of five percent or more of Reorganized PDI


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issued and outstanding capital stock. The restrictions imposed with regard to the right of certain stockholders to acquire capital stock shall be effective until the first business day following the second anniversary of the Effective Date. All certificates representing Reorganized PDI Common Stock will bear the legend described in Section 7.10 below.

     7.9 REVIEW OF PROPOSED TRANSACTIONS. The restrictions on the transferability are intended to prevent any acquisition which could result in the disallowance or limitation of Reorganized PDI's federal income tax net operating loss carryovers and other tax attributes, unless such acquisition is approved by the Board upon review of the proposed transaction. Any such review will be at the sole cost and expense of the proposed transferor regardless of whether the Board approves the proposed transfer. Any purported transfer not approved by the Board will be void and ineffective.

     7.10 REQUIRED LEGEND. All certificates evidencing ownership of shares of Reorganized PDI Common Stock, shall bear a conspicuous legend substantially as follows:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and are issued pursuant to an exemption provided by 11 U.S.C.
          Section 1145 under an order confirming the Amended Plan of Reorganization for Power Designs, Inc. and PDIXF Acquisition Corporation ("Plan") in cases entitled IN RE POWER DESIGNS INC., DEBTOR, Case No. 98-50117, and IN RE PDIXF ACQUISITION CORPORATION, DEBTOR, Case No. 98-50118, jointly administered, in the United States Bankruptcy Court for District of Connecticut. These securities are subject to certain provisions of the company's Certificate of Incorporation which provide, INTER ALIA, restrictions (a) limiting the transferability of, and (b) affecting the voting rights relating to, such securities. Photocopies of such Plan and Certificate of Incorporation have been deposited with the company at its principal office, and the company will furnish a copy thereof to the record holder of these securities without charge upon written request to the company at its principal place of business. The holder of this certificate is also referred to 11 U.S.C. Sections 1145(b) and (c) for guidance as to the sale of these securities."

8.   MEANS FOR FUNDING OF THE PLAN

     8.1 FUNDING OF PAYMENTS REQUIRED UNDER THE PLAN. The payments required under the Plan will be made from Cash accumulated by Debtors from the Petition Date to the Effective Date, and the proceeds available under the Working Capital Note and/or accounts receivable financing from Portereter Capital Corporation approved hereunder.

9.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     9.1 GENERAL TREATMENT. Except as set forth herein, all executory contracts and unexpired leases of PDI or PDIXF shall be assumed by Reorganized PDI upon entry of the Confirmation Order unless specifically rejected by order entered on or prior to the Confirmation Date or unless a motion to reject any such executory contract or unexpired lease is pending before the Bankruptcy Court on the Confirmation Date.

     9.2 LEASE OF 14 COMMERCE DRIVE, DANBURY, CT FROM MELVIN AND MARY POWERS. The Debtor's unexpired lease (the "Lease") of the premises located at 14 Commerce Drive,

Danbury, Connecticut (the "Premises") from Melvin Powers and Mary Powers (collectively "Landlord") expires on January 31, 2003. Reorganized PDI shall assume this Lease as modified herein as of the Effective Date. The outstanding prepetition arrearage owed to the Landlord by the Debtor shall be reduced and fixed at $15,000 which shall be paid in three equal monthly installments due and payable on the same date as the monthly rent payments under the Lease for February, March and April 2001, respectively. In exchange, the Landlord shall withdraw their unsecured nonpriority proof of claim. In the event of a material default under the Lease and/or the arrearage payments to Landlord outlined herein, Landlord may exercise its rights in accordance with applicable non-bankruptcy law and the Lease and shall not be required to seek relief from the automatic stay in Case No. 98-50117 or 98-50118.

     9.3 PURCHASE AGREEMENT - VARIAC TRADEMARK. By Purchase Agreement dated March 30, 1993, Genrad, Inc. ("Genrad") agreed to assign all of its right and title to the Variac Trademark in certain countries to Technipower, Inc. (the "Agreement") for the sum of $500,000 to be paid in the form of a licensing fee. Pursuant to an Asset Purchase Agreement dated October 11, 1996, the Debtor purchased from Technipower, Inc., Constant Power, Inc. and Penril

Datacomm Networks, Inc. their rights, title and interest to certain assets including but not limited to the "Variac" Trademark (the "Asset Purchase Agreement"). Although neither Technipower nor the Debtor have paid Genrad a licensing fee, the Debtor believes that Genrad's inaction and delay in defending and registering the Variac Trademark under the Agreement have caused it damage, entitling it to reduce the arrearage of approximately $60,000 to $10,000 under the equitable doctrine of recoupment as of the Effective Date. Reorganized PDI shall receive a credit of $50,000 from Genrad against the purchase price of the Variac Trademark under the Agreement. Reorganized PDI shall assume the Agreement with Genrad acquired through the Asset Purchase Agreement as of the Effective Date and shall pay $10,000 within a reasonable time as the cure of all defaults.

     9.4 PORTER CAPITAL CORPORATION. Subject to execution of the documents acceptable to Porter Capital Corporation which may be similar to documents annexed hereto as Exhibit 9.4 by Reorganized PDI and the guarantors, the post-petition financing order as amended and modified between Porter Capital Corporation and PDI shall be assumed by the Reorganized PDI as set forth in
Exhibit 9.4. In lieu of a cure of arrears and any other claims whether post-petition or pre-petition, Porter Capital Corporation shall receive 20,000 shares of Reorganized PDI common stock on the Effective Date in full satisfaction thereof.

     9.5 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by either of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a filed proof of Claim or barred by a Final Order, shall be forever barred and shall not be enforceable against the Debtors or Reorganized PDI, or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is filed with the Bankruptcy Court within thirty
(30) days after the later of (i) the entry of a Final Order authorizing such rejection and (ii) the Confirmation Date, or within such shorter period as may be ordered by the Bankruptcy Court or as set forth herein.

     9.6 CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan shall be reinstated and rendered unimpaired in accordance with sections 1124(2) and 365(b)(1) of the Code. In connection therewith, Reorganized PDI obligated on each such contract and lease to be assumed pursuant to the Plan shall cure or provide adequate assurance that it will cure any monetary default (other than of the kind specified in section 365(b)(2) of the

Bankruptcy Code), by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree, compensate, or provide adequate assurance that the Reorganized PDI will promptly compensate, parties to such contract or lease for any actual pecuniary loss to such parties resulting from such default and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of Reorganized PDI or any of its assignees to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments or performance required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

10.  PROVISIONS GOVERNING DISTRIBUTIONS

     10.1 PAYMENTS. Except as otherwise provided in this Plan or ordered by the Court, all payments required under the Plan to Creditors in all Classes will be made on the Effective Date of Plan.

     10.2 ENFORCEMENT OR WAIVER OF CONTRACTUAL SUBORDINATION RIGHTS. The Subordinated Notes and the Subordinated Bridge Notes are contractually either fully or partially subordinate to Claims held by Inverness. Pursuant to Section 510(b) of the Code, contractual subordination agreements are enforceable in a bankruptcy proceeding. Nonetheless, Inverness has agreed to waive enforcement of its rights of subordination as to the holder of any Claim that is contractually subordinated to Inverness PROVIDED that the class of which such holder is a member votes to accept this Plan.

     10.3 FRACTIONAL SHARES. Fractional shares of Reorganized PDI Common
Stock shall not be issued or distributed. If the holder of an Allowed Claim would receive a fraction of a share of Reorganized PDI Common Stock, the Stock Transfer Agent shall attempt to round the number of shares issued to all such holders up or down to the nearest whole number; PROVIDED, that the Stock Transfer Agent shall in no event deliver certificates representing more than 2,000,000 shares of Reorganized PDI Common Stock. Any shares of Reorganized PDI Common Stock which remain unissued as a result of such rounding shall become the property of Reorganized PDI and shall be cancelled.

     10.4 UNCLAIMED DISTRIBUTIONS.

          a. ESCHEAT TO DEBTOR. Monies sent by checks issued by or on behalf of the Debtors or Reorganized PDI, or stock certificates or documents evidencing equity interests in the Reorganized PDI, sent to holders of Allowed Claims or other parties in interest pursuant to this Plan shall permanently and irrevocably escheat to Reorganized PDI and shall not be honored if (i) such checks are NOT negotiated within ninety (90) days after issuance by the Debtors or Reorganized PDI, (ii) stock certificate(s) or other documents evidencing equity interests in the Reorganized PDI are returned as undeliverable, or (iii) a written acknowledgment by the recipient of the stock certificate is not received by the Reorganized PDI within one hundred and eighty (180) days after the Effective Date Upon the expiration of such ninety day or one hundred eighty day period as the case may be, the Debtors' and Reorganized PDI's obligation and liability to any holder of an Allowed Claim or other party in interest whose check from the Debtors or Reorganized PDI is not negotiated during such period or whose stock certificate(s) or other documents evidencing equity interests in the Reorganized PDI are returned as undeliverable, shall be deemed satisfied in full and the Debtors and Reorganized PDI and their respective attorneys, agents, employees, directors and officers shall be forever released and discharged from any liability or obligation whatsoever to that creditor or party in interest. For purposes of this section, a check, stock certificate or other document evidencing an equity interest in the Reorganized PDI shall be conclusively deemed appropriately delivered to a creditor or party in interest if it is sent by first class, postage prepaid, mail to the address of that creditor or party in interest as set forth on the Debtors' schedules, the proof of claim register in the above-captioned cases, or the Debtors' books and records.

          b. AFTER DISTRIBUTIONS BECOME UNDELIVERABLE. Undeliverable cash and stock in Reorganized PDI shall not be entitled to any interest, dividends or other accruals of any kind. In such cases, any property held for distribution on account of such claims until the expiration of the ninety (90) day period set forth herein shall be property of the Reorganized PDI, free and clear of any restrictions thereon. The Reorganized PDI shall not be required to attempt to locate any holder of an Allowed Claim.

11. PROCEDURES FOR RESOLVING AND TREATING CONTESTED AND CONTINGENT CLAIMS AND EQUITY INTERESTS

     11.1 ALLOWANCE OF INVERNESS CLAIMS. Pursuant to Section 1123(b)(3)(A) and Rule 9019 of the Rules of Bankruptcy Procedure, this Plan shall constitute a compromise and settlement of all claims of or on behalf of the Debtors against Inverness and all persons acting on its behalf. Inverness shall be deemed to have an Allowed Claim of $7,259,019.02 as of the Petition. A portion of Inverness' Allowed Claim will be considered an Allowed Secured Claim. The balance of Inverness' Allowed Claim not treated as an Allowed Secured Claim will be deemed an Allowed Unsecured Claim, but shall not be treated in Class 4.

     11.2 OBJECTION DEADLINE. As soon as practicable, but in no event later than the Effective Date, objections to Disputed Claims shall be filed with the Bankruptcy Court and subsequently served upon the Holders of each of the Disputed Claims.

     11.3 RESPONSIBILITY FOR OBJECTION TO DISPUTED CLAIMS AND PROSECUTION OF OBJECTIONS. Reorganized PDI shall have the exclusive responsibility for objecting to Claims following the Confirmation Date. On and after the Confirmation Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement, or withdrawal of all objections to Disputed Claims shall be the responsibility of Reorganized PDI.

     11.4 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been determined by Final Order.

     11.5 DISTRIBUTION AFTER ALLOWANCE. Payments and distributions from Reorganized PDI to each Holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the Disputed Claim belongs. As soon as practicable after the date the order of judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, but in no event later than thirty (30) days after such Claim becomes an Allowed Claim, any Cash or other consideration that would have been distributed in respect of the Disputed Claim had it been an Allowed Claim at the Effective Date shall be distributed, without interest, to the Holder of such Claim.

     11.6 TREATMENT OF CONTINGENT CLAIMS. Until such time as a Contingent
Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim for purposes related to estimations, allocations, and distributions under the Plan.

12.  RELEASE, INDEMNIFICATION AND EXCULPATION

     12.1 RELEASE AND INJUNCTION. Upon Confirmation, Reorganized PDI, the Debtors, the Creditors' Committees, Inverness Corp., and Venture Partners, Ltd. and their respective present and former officers, directors, employees, professionals, representatives, shareholders and agents and such persons' or entities' heirs, representatives, administrators, successors and assigns (hereinafter, collectively, the "Releasees") shall, without the execution or delivery of any further documents, be absolutely, unconditionally and fully released from any and all claims, debts, demands, damages, costs, offsets, expenses, obligations, liabilities, losses, actions, causes of actions, and/or suits of whatever kind, nature or type, arising at law or equity, by statute or otherwise, whether known or unknown, choate or inchoate, suspected or unsuspected, or whether having arisen, accrued or matured or hereafter to arise, accrue or mature, which any person or entity or any one or more of them ever had, now has, claims to have, or hereafter can, shall or may for any reason have or assert against the Releasees, or any one or more of them, arising out of any matter or event at or prior to such time and relating in any way to the Debtors, the Debtors' businesses, the Debtors' liabilities, loans to the Debtors, or the Chapter 11 Cases, or the actions, failure to act, omission, conduct, duties, responsibilities, decisions, receipt of money, conduct or behavior of any one or more of the Releasees in connection with the Chapter 11 Cases, the Debtors, the Debtors' businesses, the Debtors' liabilities, or loans to the Debtors. The filing, assertion, prosecution, or continuation of prosecution of any such matter against any one or more of the Releasees shall, without any further order of the Court, be prohibited and enjoined upon Confirmation. This Section 12.1 does not apply to the Pension Benefit Guaranty Corporation with respect to obligations owed by Inverness Corp. under the two promissory notes made by Inverness Corp. dated October 1, 1996, and March 10, 1997, and held by the Pension Benefit Guaranty Corporation, nor does it apply to judgments in favor of Bruce MacDonald and Robert Layton in that certain civil action entitled Layton, et al. V. Inverness Corp., U.S. District Court, D. Conn., Civil Action No. 3:97-CV-2296 (AHN), or to any claims now pending or hereafter arising in favor of Bruce MacDonald and/or MacDonald Moving
Services against any person and/or entity and/or such persons' or entities' representatives, present and former officers, directors, employees, professionals, representatives, shareholders and agents and such persons' or entities' heirs, representatives, administrators, successors and assigns, except for the Creditors' Committees and the members of the Creditors' Committees, or their respective employees or professionals regarding any acts or omissions of such parties or the employment or retention of such parties' respective employees or professionals in connection with the administration of Bankruptcy Case No. 98-50117 and Case No. 98-50118 and except for the
Debtors and Reorganized PDI. Section 12.1 shall not apply to any responsible parties respecting tax obligations owed to the Internal Revenue Service treated in this Plan.

     12.2 INDEMNIFICATION. The Debtors' officers, directors, employees, professionals, shareholders, representatives and other agents shall be entitled to be exonerated and indemnified from time to time by the Debtors, Reorganized PDI and/or the Estates against any and all losses, claims, causes, liabilities, and reasonable and necessary expenses relating thereto, arising out of or in connection with the Debtors, the Debtors' businesses, loans to the Debtors, the Debtors' liabilities, property of the Estates, the affairs of the Estates, or their performance of duties hereunder. Without limiting the generality of this
Section 12.2, all of the defendants in that action pending in the Superior Court, State of Conn., bearing Docket Number CV-98-0417463S ("MacDonald Action") shall be exonerated and indemnified by the Debtors, Reorganized PDI and/or the Estates from time to time in a prompt and timely manner for any and all monies which they pay or are required to pay by way of judgment or settlement or by way of expenses actually and reasonably incurred, including attorneys' fees, in defense of the MacDonald Action. Expenses to be paid or reimbursed hereunder shall be paid or reimbursed when and as incurred, in advance of the final disposition of the MacDonald Action.

     12.3 EXCULPATION. Neither the Debtors nor any of their respective officers, directors, employees, professionals, representatives or other agents shall have or incur any liabilities to the Estates, to Claimants or to any other person or entity for any act or omission in connection with or arising out of the administration, implementation or consummation of the Plan or the cash or other property, including securities, to be distributed under the Plan except for willful misconduct or gross negligence. Such persons and entities shall in all respects be entitled to rely upon the advice of counsel, accountants and/or other professional persons with respect to their rights, duties and responsibilities but shall not be liable for their failure to seek such advice. Notwithstanding the foregoing, nothing contained herein shall preclude the enforcement of the Plan, or any payments or distributions contemplated therein or in any motion approved in connection with the Plan related to directors of the Debtors or Reorganized PDI.

13.  JURISDICTION

     13.1 CONTINUING JURISDICTION. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Debtors' Chapter 11 cases for purposes (a) through (i) below:

          (a) To determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims or Equity Interests;

          (b) To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Code or the Plan;

          (c) To determine any application pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which either of the Debtors' is a party or with respect to which either of the Debtors' may be liable, and to hear and determine, and if need be, to liquidate, any and all claims arising therefrom;

          (d) To determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date;

          (e) To consider any modifications of the Plan, remedy any defect or omission or reconcile any inconsistency on any Order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Code;

          (f) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or obligations arising thereunder;

          (g) To consider and act on the compromise and settlement of any Claim against or cause of action by or against either of the Debtors' bankruptcy estate;

          (h) To issue such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Code; and

          (i) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order.

14.  MODIFICATION.

     14.1 MODIFICATION OF PLAN. The Plan may be modified at any time after Confirmation and before its substantial Consummation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under Section 1129 of the Code. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection by a writing filed with the Bankruptcy Court.

15.  DISCHARGE.

     15.1 DISCHARGE AND REVERSION OF PROPERTY.

          (a) Pursuant to Section 1141(b) of the Code and, except as otherwise dealt with in this Plan, Confirmation of the Plan vests all of the property of each of the Debtors' estates in Reorganized PDI. Property of each of the Debtors' estates, which shall vest in Reorganized PDI shall include, without limitation, all rights and interests in, to and under all patents, trademarks, patents and trademark applications, trade names, licenses, copyrights and inventions used in the business acquired from Constant Power, Inc., Penril Datacomm Networks, Inc., Technipower, Inc., and/or Genrad, Inc. including the trade name "Technipower" and the trademark "Variac".

          (b) Pursuant to Section 1141(c) of the Code, on the Effective
Date of the Plan, the property dealt with by the Plan shall become free and clear of all liens, claims, encumbrances, and interests of creditors, except as otherwise provided for in the Plan or the Confirmation Order.

     15.2 DISCHARGE OF THE DEBTORS. Except as otherwise provided in the Plan, all consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all claims of any nature whatsoever against either of the Debtors; and except as otherwise provided herein, upon the Effective Date, each of the Debtors shall be deemed discharged and released (but only to the extent permitted by Section 1141 of the Code, including specifically Section 1141(d)(3)) from any and all claims, including but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Code, whether or not (a) a proof of claim based upon such debt is filed or deemed filed under Section 501 of the Code; (b) a claim based upon such debt is allowed under Section 502 of the Code; or (c) the holder of a claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of each of the Debtors. As provided in Section 524 of the Code, such discharge shall void any judgment against either of the Debtors at any time obtained to the extent it relates to a claim discharged, and operate as an injunction against the prosecution of any action against either of the Debtors or its property to the extent it relates to a claim discharged.

     15.3 DISCHARGE OF CLAIMS. Except as otherwise provided herein or in the Confirmation Order, (a) the rights afforded in this Plan and the payments and distributions to be made hereunder shall be in complete exchange for, and in full satisfaction, discharge and release of all existing debts and claims of any kind, nature or description whatsoever against either of the Debtors or against its bankruptcy estate, assets or properties, (b) all existing claims against either of the Debtors shall be deemed to be satisfied, discharged, and released in full upon the Effective Date, and (c) all holders of claims shall be forever barred and precluded from asserting against Reorganized PDI or its assets or properties based upon any act or omission.

16.  PROVISIONS TO INVOKE CRAMDOWN PROCEEDINGS AND/OR SECTION 506
     HEARING, IF NECESSARY

     16.1 CRAMDOWN. If all of the applicable requirements of Section 1129(a) of the Code, other than subparagraph 8, are found to have been met with respect to the Plan, the Debtors will seek Confirmation pursuant to Section 1129(b) of the Code. For purposes of seeking Confirmation under the cramdown provisions of the Code, the Debtors reserve the right to modify or vary the treatment of the claims of any rejecting Class so as to comply with the requirements of Section 1129(b) of the Code.

17.  GENERAL PROVISIONS

     17.1 POST-CONFIRMATION ACTIONS. Nothing herein contained shall prevent the Debtors from taking such action as may be necessary to enforce any rights or prosecute any cause of action existing on its behalf, which may not have been heretofore enforced or prosecuted.

     17.2 RULES OF CONSTRUCTION. Unless otherwise specified, all references to the single shall include the plural and vice versa. The headings in the Plan are for convenience of reference only and shall not limit or otherwise effect the provisions of the Plan. Words and terms defined in Section 101 of the Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The Rules of Construction contained in Section 102 of the Code shall apply to the construction of the Plan.

     17.3 GOVERNING LAW. Unless an applicable rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or the Delaware General Corporation Law, the internal laws of the State of Connecticut shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as may otherwise be provided in such agreements, documents, and instruments.

     17.4 FILING OF ADDITIONAL DOCUMENTS. On or before the conclusion of the Confirmation Hearing, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     17.5 SEVERABILITY. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any other provisions of the Plan.

     17.6 NOTICES. All notices, requests, or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when personally delivered by hand, or deposited in any general or branch post office of the United States postal service, or received by telex or telecopier; notices, requests and demands for payments shall be addressed and sent, postage prepaid, or delivered as follows:

          (a) in the case of notices, requests, or demands for payments to the Debtors or the Reorganized PDI, at 14 Commerce Drive, Danbury, Connecticut, Attn: Chief Financial Officer, and at any other address designated by the Debtors by notice to each Holder of an Allowed Claim.

          (b) in the case of notices to Holders of Claims or Equity Interests, at the last known address according to Reorganized PDI books and records, or at any other address designated by a Holder of a Claim or Interest, by notice to Reorganized PDI; PROVIDED, HOWEVER, any notice of change of address shall be effective only upon receipt.


     Dated this 23rd day of January, 2001.

                             POWER DESIGNS, INC. and
                             PDIXF ACQUISITION CORPORATION



                         By: /s/
                             ------------------------------------------
                              Anthony Intino
                              President of Power Designs, Inc.
                              and President
                              of PDIXF Acquisition Corporation